EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JEAN MANAS JOINS SANMINA-SCI’S BOARD OF DIRECTORS

SAN JOSE, CA (October 15, 2009) Sanmina-SCI Corporation (NASDAQ GS: SANM), a leading global electronics contract manufacturer, today announced it has appointed Jean Manas, 44, to the Company’s Board of Directors effective October 14, 2009.

Manas is a seasoned financial advisor with broad industry experience in investment banking.  He is the founder and Chief Executive Officer of Foros Group LLC, a financial services firm that offers M&A and corporate finance advisory services to leading corporations and entrepreneurs.  Before starting his own company, Manas was a senior executive with leading investment banking firms, most recently as Americas Head of Mergers & Acquisitions and a member of the Global Banking Executive Committee at Deutsche Bank.  Prior to Deutsche Bank, he was a Managing Director and co-Head of Mergers & Acquisitions in the Technology, Media and Telecommunications Investment Banking Group at Goldman, Sachs & Co.

Manas received his J.D. at Harvard Law School and his B.A at Princeton University’s Woodrow Wilson School.  Manas is a member of the Board of Overseers of the Hill Museum and Manuscript Library and the International Advisory Council of the International Crisis Group and has served as an Advisory Board member for the Clinton Global Initiative.

“We are pleased to have Jean join our Board of Directors. He is a well respected and highly experienced financial executive with broad industry knowledge and we look forward to benefiting from his contributions and perspective,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI Corporation.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving leading segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, renewable energy and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Contact:  Paige Bombino, Investor Relations (408) 964-3610

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